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                                                           EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of March, 1999, by and between SUPERIOR SPORTCARD AUCTIONS, LLC, a Delaware limited liability company (the "Company"), and GREG BUSSINEAU, an individual (the "Executive").

                                   WITNESSETH:

         A. The Company is engaged in the business of selling, primarily in-person or by telephonic auctions or by means of electronic commerce, over the internet, (i) sports trading card and (ii) sports memorabilia and sports collectibles, including but not limited to game-used baseballs, footballs, basketballs, hockey pucks, sports gear and player uniforms or other items that have a value in excess of the customary retail prices of similar types of unused or new items, because of their prior use in sports events or games or because they have been autographed by or are associated with well-known athletes or other sports celebrities or are associated with well known sports events (collectively, "Sports Collectibles").

         B. The Company, which is an indirect wholly-owned subsidiary of Collectors Universe, Inc., a Delaware corporation ("CUI"), desires to employ Executive as President of the Company, and Executive desires to accept and serve in such position with the Company, pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of each party to the other set forth herein, the Company and the Executive, intending to be legally bound, hereby agree as follows:

         1. Employment.

                  1.1 Position with the Company. The Executive is hereby employed as the President of the Company, and the Executive accepts such employment, on the terms and conditions set forth in this Agreement. In that position, Executive shall be responsible for (a) obtaining the Company's requirements for sports trading cards and Sports Collectibles for resale to the public, and (b) performing such other duties as are assigned to Executive by the Chairman of the Company (the "Chairman") or by the Managers of the Company (the "Management Committee").

                  1.2 Responsibilities. Except as otherwise provided in Exhibit A hereto (which, by this reference is made an integral part of this Section 1), Executive agrees that during the Executive's employment hereunder:

                           (a) He shall devote his full business time and all of
his skills and efforts to the diligent and timely performance of the responsibilities and duties described in Section 1.1 hereof; and

                           (b) He shall not serve as an officer, director,
employee, consultant or advisor to any other business or otherwise engage in any other business activities (other than personal investing); provided, however, that the Executive may serve as a director of another corporation so long as (i) such corporation does not compete, directly or indirectly, with the Company or any of its Affiliates (as defined in Subsection 11.8 hereof), (ii) such services do not adversely affect Executive's ability to perform his duties under this Agreement, and (iii) such service is first approved by the Management Committee of the Company.

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                  1.3 No Conflicting Duties. Executive hereby represents and warrants that, except as provided in Exhibit A hereto, he is under no contractual or other commitments (written or oral) that are inconsistent with his obligations set forth in this Agreement, including, but not limited to, any employment, services, consulting, non-competition, trade secret or confidentiality agreements. Without limiting the generality of the foregoing, Executive represents that none of the information that he needs or will use in performing his duties hereunder belongs to any other person or entity.

         2. Term. The term of this Agreement and Executive's employment hereunder shall be approximately three (3) years, commencing on March, 1999 (the "Employment Commencement Date") and ending on December 31, 2001; provided, however, that this Agreement and Executive's employment hereunder shall be subject to earlier termination as provided in Section 7 hereof.

         3. Compensation.

                  3.1 Base Salary. As compensation for all services to be rendered by Executive to the Company, or any of its Affiliates, whether under this Agreement or otherwise, the Company shall pay to the Executive a base salary of One Hundred Twenty Thousand Dollars ($120,000) each year during the term of this Agreement (the "Annual Base Salary"). The Annual Base Salary shall be paid in periodic installments on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  3.2 Incentive Compensation. During the term of this Agreement Executive shall become entitled to earn bonus compensation on the following terms and conditions:

                           (a) Bonus Schedule. Set forth below are the Company's
respective net earnings goals for each of 1999, 2000, 2001 (the "Earnings Goals"). If the Company's net earnings, determined in accordance with generally accepted accounting principles, consistently applied ("GAAP"), in any such year equal or exceed the Earnings Goal for such year Executive shall receive bonus compensation for such year, as is indicated in the table below:

            Year           Earnings Goal         Bonus Amount
            ----           -------------         ------------

            1999            $  640,000             $100,000
            2000            $  750,000             $100,000
            2001            $1,000,000             $100,000

                           (b) It shall be a condition precedent to the payment
of any annual bonus pursuant to Paragraph 3.2(a) that Executive shall have been employed with the Company or any parent corporation or subsidiary of CUI or of the Company for the entire calendar year (except in 1999 when he shall be employed from the date hereof), to and including the last day of such year, and Executive shall not be entitled to receive a partial or pro-rated bonus pursuant to Paragraph 3.2(a) for any partial year of employment hereunder.

                           (c) In the event that the Company's net earnings for
any such calendar year are less than the Earnings Goal for such year, Executive shall not be entitled to receive a partial or pro-rated bonus pursuant to Paragraph 3.2(a) computed on the basis of the ratio of the Company's actual net earnings to the Earnings Goal or otherwise; provided, however, that, in such event the Management Committee, in its sole and absolute discretion, may elect (but it shall not have any obligation) to award a discretionary bonus to Executive on such basis and on such terms and conditions as it deems appropriate.


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                           (d) The net earnings of the Company for each such
calendar year will be determined, on an accrual basis and in accordance with GAAP, by CUI's Chief Financial Officer, who shall communicate that determination in a written report to the Company's Management Committee. A true and correct copy of such report shall be furnished to Executive, together with payment of any bonus earned under Paragraph 3.2(a) within 15 days after that report is received by the Management Committee. If the Executive disagrees with such determination, he shall notify the Chairman of CUI, in writing, not later than ten (10) days following the receipt of such report, specifying in reasonable detail the nature of his disagreements and the Chairman and the Executive shall, in good faith, use their reasonable efforts to resolve such dispute within the next succeeding ten (10) days. If they are unable to resolve such dispute the matter will be submitted for resolution to an accounting firm mutually selected by the Chairman and the Executive. The determination of such accounting firm shall be final, non-appealable and binding on the Executive, the Company and CUI. The fees of such accountants shall be paid by the non-prevailing party with respect to such dispute.

                  3.3 Participation in Fringe Benefit Programs. During his employment with the Company, the Executive shall be entitled to participate in all employee benefit plans or programs (including vacation time, sick leave and holidays, but excluding any incentive or bonus compensation plans or programs other than that described in Section 3.2 above) generally available to all employees of Company, to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate therein. The Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations thereof that are generally applicable to all participants therein. Notwithstanding the foregoing, participation by Executive in any stock option or equity compensation plan shall be determined solely by the Board of Directors of CUI or any committee thereof, in its sole and absolute discretion.

                  3.4 Expense Reimbursement. In accordance with Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment to the Company of reports and receipts identifying the amounts and business purposes of such expenses and the payees thereof.

                  3.5 Waiver of Certain Fees. If, during the term of this Agreement, Executive consigns to the Company, for resale by it, any sports trading cards or Sports Collectibles that are owned personally by him or by his spouse or children, the Company will waive the commission that is customarily charged, in the ordinary course of business, by the Company to owners of consigned products on their sale by the Company.

         4. Confidential Information and Company Property.

                  4.1 Confidential Information.

                           (a) Unless the Management Committee provides its
express prior written consent to the contrary, during the term of this Agreement and at all times thereafter Executive shall hold in strict confidence and shall not disclose to any person or entity, and Executive shall not use, other than for the sole benefit of the Company and CUI, any Confidential Information of the Company or CUI or any of their Affiliates (collectively, including CUI and the Company, the "member companies of the CUI Group"). For purposes hereof, "Confidential Information of the member companies of the CUI Group shall mean any (i) financial statements or other financial information or data (historical or prospective) of or relating to any of the member companies of the CUI Group or any customer of any of the member


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companies of the CUI Group that has not been publicly disclosed by the owner of such information, (ii) software used in any of the businesses of the member companies of the CUI Group, (iii) manufacturing or marketing data and any other information relating to any technique, process, formula, software, invention, developmental or experimental work, work in progress, business methods or trade secrets of any of the member companies of the CUI Group, (iv) information relating to customers or clients of any of the member companies of the CUI Group (including, without limitation, any customer or client list or lists of customer or client sources), (v) information relating to the supply sources for sports trading cards and Sports Collectibles obtained for the Company or any of the other members of the CUI Group, (vi) business or marketing plans of any of the member companies of the CUI Group and (vii) any other proprietary, confidential or secret information belonging or relating to any of the member companies of the CUI Group or any of their products or services or other business activities.

                           (b) The foregoing restrictions with respect to the
disclosure of Confidential Information shall not apply to (i) the communication, to competitors of the Company, of information that is required to be communicated to them in order to effectuate purchases or sales of Sports Collectibles by or for the account of the Company; (ii) the sharing of purchase and sale prospects between the Company and Superior Sports Cards, Inc., which makes direct sales of Sports Collectibles other than by means of auctions ("SSC"); (iii) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public; or (iv) the disclosure of information required pursuant to a subpoena or other legal process; provided that the Executive shall notify the Company, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and the Company shall have a reasonable opportunity to quash such subpoena or other legal process or to obtain appropriate protective orders prior to any disclosure by the Executive.

                  4.2 Other Company Property. Upon termination of his employment for any reason whatsoever, Executive shall promptly return and deliver to the Company (i) all documents, records, notebooks, work papers and all similar repositories containing any Confidential Information of any of the member companies of the CUI Group or any other information belonging to or concerning any of the member companies of the CUI Group or any of their respective customers or suppliers, whether prepared by Executive, the Company, CUI or anyone else, and (ii) all other property of any of the member companies in Executive's possession, such as but not limited to, computers, printers and other computer accessories, software products, telephones, pagers and other communication devices, furniture and keys.

         5. Covenants Against Actions Damaging the CUI Group.

                  5.1 Executive agrees that, during the term of this Agreement or at any time thereafter, he will not (i) make any claim that he has any right, interest or title, of any kind or nature whatsoever, in or to any of the assets of the Company or any of the other member companies of the CUI Group, or any improvements or enhancements thereto or derivative works derived or developed therefrom, or in or to any products, methods, practices, processes, discoveries, ideas, inventions, software, improvements, enhancements, devices, creations, business plans or systems relating to any of the respective businesses of, or used, developed, invented or discovered by, any of the member companies of the CUI Group or by Executive at any time during his employment either with Company or any of the other member companies of the CUI Group, or (ii) disclose any of such matters to any third party. Executive further agrees that, at the request of the Company or CUI, at any time during or after his employment with Company, he will assign to the Company or to such other member company of the CUI Group that is designated by the Company or CUI, all rights, title and interests that he may have in or to any inventions, works of authorship, software, developments, improvements, enhancements or trade secrets, patents, copyrights or other proprietary or intellectual property that he may develop during the


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course of his employment with the Company or any of the other member companies of the CUI Group and will execute, acknowledge and deliver to the Company or CUI such documents and instruments as the Company or CUI may reasonably require to evidence or effectuate all such assignments.

                  5.2 Executive further agrees that during the term of this Agreement, and for a period of two (2) years following the termination (for any reason) of his employment with Company, he shall not, whether for himself or on behalf of or in conjunction with any third party, (i) hire any employee of the Company, CUI or any Affiliate thereof, or induce or entice any such employee to leave his employment with Company, CUI or any Affiliate, and (ii) attempt to induce any person that, at the time of or within the 12 months immediately preceding the termination of his employment, was a customer of or supplier to the Company, CUI or any of their Affiliates to cease doing business, or to reduce the volume of business that such customer or supplier had been doing, with Company, CUI or any such Affiliate. Notwithstanding the foregoing, if Executive's employment with the Company is terminated, then, he may hire any employee of the Company who, prior to the date hereof, was employed by Superior SportsCard, Inc. and is hereafter hired by the Company.

         6. Non-Competition.

                  6.1 Executive agrees that he will not engage, either directly or indirectly, in any Competitive Activities (as hereinafter defined) at any time during the term of this Agreement.

                  6.2 In addition, if Executive's employment is terminated without Cause pursuant to Paragraph 7.2 hereof, and Executive engages in any Competitive Activities, or breaches any of his obligations under Sections 4 or 5 of this Agreement, at any time during the Severance Period (as hereinafter defined in Section 8.2 below), then, Executive's right to receive Severance Compensation, and any other amounts under this Agreement (including any amounts otherwise payable under Section 8 hereof), shall terminate automatically and without the necessity of any further action on the part of the Company or Executive.

                  6.3 For purposes of this Section 6, Executive shall be deemed to be engaged in "Competitive Activities" in violation of this Agreement if he engages, either directly or indirectly, in or participates or provides any assistance (financial, advisory or other and whether as employee, employer, consultant, agent, principal, partner, stockholder, lender, officer, director, manager, or in any other representative capacity) in or to any person, corporation, or other business entity that engages or is proposing to engage in, any business or business activities that compete with or are substantially similar to the business or business activities of the Company or CUI, or any of the other member companies of the CUI Group, in any city or county within the United States in which any of the member companies of the CUI Group is engaging in its business. Notwithstanding the foregoing, however, Executive's ownership of up to one percent (1%) of the outstanding shares of any class of equity securities of any corporation that are listed for trading on the New York or American Stock Exchanges or on the NASDAQ Stock Market shall not constitute a breach of this Section 6.

                  6.4 In furtherance and not in limitation of the foregoing provisions of this Section 6, should the duration or geographical extent of, or business activities covered by any provision of this Section 6, or any of the provisions of Sections 4 or 5 of this Agreement, be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only the maximum duration, extent or activities (as the case may be) which may validly and enforceably covered under applicable law. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that such provisions shall be given the construction which renders its provisions


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valid and enforceable to the maximum extent (not exceeding its express terms)
possible under applicable law.

         7. Termination Prior to Expiration of the Term.

                  7.1 Terminations Other than without Cause.

                           (a) Disability. Executive's employment shall
terminate immediately, without notice, upon the Executive's becoming totally disabled. For purposes of this Agreement, the term "totally disabled" or "total disability" means an inability of Executive, due to a physical or mental illness, injury or impairment, to perform a substantial portion of his duties for a period of 120 or more consecutive days, or for an aggregate of 180 days (whether or not consecutive) in any 12-month period, as determined by Company's Management Committee.

                           (b) Death of Executive. Executive's employment shall
terminate immediately, without notice, upon the death of Executive.

                           (c) Termination for Cause. The Company may terminate
Executive's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. For purposes hereof "Cause" shall exist and the Company shall be entitled to terminate Executive's employment pursuant to this Paragraph 7.1(c), if:

                                    (i) Executive has committed a material
         breach of his duty of loyalty to Company or CUI or has violated any conflict of interest policy of CUI or the Company; or

                                    (ii) Executive has committed an act or has
         failed to act, where such act or failure to act constitutes intentional misconduct, a reckless disregard of the consequences of such act or failure to act, or gross carelessness by Executive; or

                                    (iii) Executive has committed, or is charged
         with the commission of, an act that, under applicable law or government regulations, could be held to constitute the commission of a felony, or the commission of a misdemeanor involving moral turpitude, or could subject the Company, CUI or any Affiliate to civil or criminal penalties or fines or civil liabilities; or

                                    (iv) Executive commits a breach of any of
         his covenants contained in any of Sections 4, 5 or 6 hereof; or

                                    (v) Executive commits any other breach of
         this Agreement, or of any duties assigned to Executive by the Chairman or Management Committee, which is willful on the part of Executive, or Executive habitually neglects his duties under this Agreement, and fails to cure such breach or neglect of duties within fifteen (15) days following written notice thereof from the Management Committee or if there are more than two (2) instances of any such breach or of any habitual neglect of duties in any period of 12 consecutive months, even if remedied within a period of fifteen (15) days after notice thereof from the Management Committee.

                  7.2 Termination Without Cause. The Company may terminate Executive's employment for any reason, other than one of the reasons enumerated in Paragraphs 7.1(a), 7.1(b) or 7.1(c) hereof, or for no reason whatsoever, at any time effective upon written notice to Executive. Any


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such termination pursuant to this Section 7.2 shall constitute a "termination without Cause" to which Section 8.2 hereof shall be applicable. In the event that the Company commits a material breach of this Agreement and fails to cure such breach within thirty (30) days of its receipt of a written notice from Executive specifying the nature of such breach, Executive's sole right and remedy shall be (i) to terminate this Agreement effective on ten (10) days' prior written notice to the Company, and (ii) to receive the compensation set forth in Section 8.2 hereof, to the same extent and with the same consequences as if such breach by the Company constituted a termination of Executive's employment by the Company without Cause.

         8. Compensation upon the Termination of the Executive's Employment by the Company.

                  8.1 Termination due to Disability or Death or for Cause. In the event that the Executive ceases to be employed by the Company by reason of the termination of Executive's employment by the Company pursuant to Paragraph 7.1(a), Paragraph 7.1(b) or Paragraph 7.1(c) above, then, he shall not be entitled to any compensation, nor shall the Company have any obligation to pay any sum or have any liability to Executive whether as compensation for his services or as a result of such termination of employment, or otherwise, other than (i) the portion of his then current Annual Base Salary which has accrued through, but was unpaid as of, the date of such termination of employment; and
(ii) if and to the extent unpaid as of the effective date of such termination of employment, any bonus earned for the calendar year immediately preceding the year in which such termination occurred. Without limiting the foregoing, in the event of a termination of Executive's employment pursuant to Paragraph 7.1(a), Paragraph 7.1(b) or Paragraph 7.1(c), Executive shall not be deemed to have earned and shall not be entitled to receive any bonus compensation for or in respect of the calendar year in which such termination occurred.

                  8.2 Termination By the Company Without Cause. In the event that Executive ceases to be employed by the Company by reason of the termination of Executive's employment by Company without Cause pursuant to Section 7.2 above (including a termination of Executive's employment by Executive due to a material breach of this Agreement by the Company which goes uncured), Executive shall not be entitled to any compensation, nor shall the Company have any obligation to pay any sum or have any liability to Executive whether as compensation for his services or as a result of such termination of employment, or otherwise, other than (i) the portion of his then current Annual Base Salary which has accrued through, but was unpaid as of, the date of such termination of employment, (ii) if and to the extent unpaid as of the effective date of such termination of employment, any bonus earned for the calendar year immediately preceding the year in which such termination occurred, and (iii) severance payments in an aggregate amount (the "Severance Amount") equal to the lesser of
(A) one year's Annual Base Salary (as then in effect) or (B) the result obtained by multiplying one-twelfth (1/12th) of Executive's then current Annual Base Salary by the number of months then remaining in the term of this Agreement (the "Severance Period"). Without limiting the foregoing, in the event of a termination of Executive's employment pursuant to Section 7.2, Executive shall not be deemed to have earned and shall not be entitled to receive any bonus compensation for or in respect of the calendar year in which such termination occurred.

                  8.3 Timing of Payments and Withholding. All payments required to be made by the Company to the Executive pursuant to this Section 8, including, but not limited to any Severance Amount that may become payable pursuant to Section 8.2, shall be paid in accordance with the Company's normal payroll procedures and policies and will be subject to withholding of all payroll and similar taxes required, under applicable law to be withheld by the Company. In addition, if the Executive becomes entitled to receive the Severance Amount pursuant to Section 8.2, such Amount shall


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be paid during the Severance Period in installments in the same amounts and at the same times as the installments of his Annual Base Salary would have been paid hereunder had he been employed by the Company for the remainder of the Severance Period and had voluntarily resigned his employment at the end of such Severance Period.

         9. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to (i) CUI, (ii) an Affiliate of the Company or of CUI, or (iii) to any unaffiliated corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 9.

         10. Injunctive Relief. The Executive is being employed by the Company due to his knowledge of the industry in which the Company conducts business and his substantial experience and his record of achievement with his prior employers within such industry. The parties acknowledge, and Executive agrees, that for these reasons, it would be difficult to compensate the Company or CUI fully for the damages they would incur if Executive were to violate or breach any of his material obligations under this Agreement, which shall include, without limitation, the Executive's obligations under Sections 4, 5 and Subsection 6.1 hereof. Accordingly, the Executive specifically agrees that each of the Company and CUI, individually or jointly, shall be entitled to temporary, preliminary and permanent injunctive relief to halt a breach or to prevent a threatened breach of this Agreement by Executive and to the remedy of specific enforcement of Executive's obligations under this Agreement, without any obligations on the part of the Company or CUI either (i) to join the other in any proceeding brought to obtain such relief or remedies and (ii) to post a bond or cash or other security in connection therewith. Nothing herein, however, shall diminish the right of the Company and the right of CUI to claim and recover monetary damages in addition to injunctive relief and specific performance.

         11. Miscellaneous.

                  11.1 Governing Law. This Agreement is deemed to have been made in the State of Michigan, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the laws of the State of California for contracts made and to be performed in that state. Notwithstanding the foregoing, in the event any party hereto chooses or is required to initiate any legal action or proceeding to enforce its rights hereunder, such action or proceeding shall be brought and maintained exclusively in the Superior Court for the County of Orange, in California and each party agrees to accept, and not to challenge, the jurisdiction of such court over the parties and the subject matter of such action or proceeding or the convenience of the forum and to accept and not to challenge the adequacy of service by certified or registered mail. The prevailing party in any such action or proceeding shall be entitled to recover its reasonable attorneys fees and disbursements, expert witness fees and disbursements and other costs of suit from the non-prevailing party. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY EXPRESSLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY SUCH ACTION OR PROCEEDING, IRRESPECTIVE OF WHICHEVER PARTY MAY BRING ANY SUCH ACTION OR PROCEEDING.


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                  11.2     Prior Agreements.

                           (a) This Agreement contains the entire agreement of
the parties relating to Executive's employment with the Company and supersedes all prior or concurrent agreements and understandings with respect thereto between them, and the parties hereto have made no agreements, representations or warranties relating to such employment which are not set forth herein. Executive further acknowledges and agrees that, except as otherwise provided in Paragraph 11.2(b) hereof, there are no agreements or understandings between him and CUI regarding his employment or any of the other matters contained in this Agreement.

                           (b) Concurrently herewith Executive and CUI are
entering into an Acquisition Agreement (the "Acquisition Agreement"), which provides for the sale by Executive to CUI of Executive's entire ownership interest in the Company and a Non-Competition Agreement (the "Non-Competition Agreement") on which CUI is and will be relying in entering into, and paying to Executive the consideration for such ownership interest in the Company pursuant to, the Acquisition Agreement. Notwithstanding anything to the contrary contained in this Section 11.2, nothing in this Agreement shall diminish or adversely affect any of the rights of CUI or any of the obligations of Executive under the Acquisition Agreement or the Non-Competition Agreement. Executive acknowledges and agrees that (i) he has received separate consideration for his covenants and agreements under the Acquisition Agreement and such Non-Competition Agreement and (ii) each of the Acquisition Agreement and the Non-Competition Agreement are obligations of his that are separate and independent of his obligations under this Agreement and (iii) each of the Acquisition Agreement and the Non-Competition Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement or Executive's employment with the Company.

                  11.3 Withholding Taxes. The Company may withhold from any salary and benefits payable under this Agreement all federal, state, city or other taxes or amounts as shall be required to be withheld pursuant to any law or governmental regulation or ruling.

                  11.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  11.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  11.6 Severability. If, but only to the extent that, any provision of this Agreement shall be invalid or unenforceable, then, subject to the provisions contained in Section 6.4 hereof, such offending provision shall be deleted from this Agreement, but only to the extent necessary to preserve the validity and effectiveness of this Agreement to the fullest extent permitted under applicable law.

                  11.7 Interpretation. This Agreement is the result of arms-length negotiations between the parties hereto and no provision hereof, because of any ambiguity found to be contained herein or otherwise, shall be construed against a party because such party or its legal counsel was the draftsman of that provision. Unless otherwise indicated elsewhere in this Agreement, (a) the term "or" shall not be exclusive, (b) the term "including" shall mean "including, but not limited to," (c) the terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this


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

Agreement as a whole and not merely to the specific section, subsection, paragraph or clause where such terms may appear.

                  11.8 Affiliate. As used in this Agreement, the term "Affiliate"(when used with reference to the Company or CUI, as the case may be) means any corporation, association or other business entity (i) which owns or controls more than 50% of the total voting power of the Company or CUI (as the case may be) or, (ii) of which more than 50% of the shares of stock or other ownership interests entitled to vote in the election of directors, managers, or trustees thereof is owned or controlled, directly or indirectly, by the Company or CUI (as the case may be), and in the case of the Company, includes CUI.

                  11.9 CUI as Third Party Beneficiary. CUI is an intended third party beneficiary of the covenants and agreements of Executive hereunder and shall be entitled to enforce such covenants and agreements independently of the Company.

                  11.10 Counterpart Execution. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

"EXECUTIVE"                                 SUPERIOR CARD AUCTIONS, LLC
                                            a Delaware limited liability company

/s/ Greg Bussineau                          By: /s/ David Hall
--------------------------------                --------------------------------
Greg Bussineau                                  David Hall, Chairman


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

                                    EXHIBIT A

                               CERTAIN EXCEPTIONS

         Superior Sportcard Auctions, LLC, a Delaware limited liability company (the "Company"), and Greg Bussineau, an individual (the "Executive"), are entering an Employment Agreement dated as of February 5, 1999 (the "Employment Agreement"), of which this Exhibit A forms an integral part.

         1. The Company hereby acknowledges that Executive owns all of the stock and manages a corporation, under the name Superior SportCard, Inc. ("SSC"), which sell sports trading cards and Sports Collectibles at trade shows and by telephone, mail or by means of electronic commerce (the "SSC Business"). However, SSC does not conduct, and the SSC Business does not include the conduct of, auctions at which sports trading cards or Sports Collectibles are sold.

         2. Notwithstanding any provision to the contrary contained in the Employment Agreement, it is agreed that Executive shall be entitled to continue to own all of the shares of capital stock and to serve as the President of SSC and to devote a portion of his business time to the management and conduct of the SSC Business, without thereby violating or breaching his obligations to the Company under the Employment Agreement, provided that and for so long as Executive complies with the following covenants:

                  (a) Executive shall cause SSC to maintain its inventories of sports trading cards and Sports Collectibles at amounts, determined in accordance with GAAP, that will not at any time exceed $100,000 in the aggregate, valued at cost;

                  (b) Executive shall cause SSC (i) to refrain from engaging in the sale of Sports Collectibles by means of in-person or telephonic auctions or by means of auctions that are conducted over the internet or over any other medium of electronic commerce (whether in existence on the date hereof or hereafter developed), and (ii) to make any auction sales of Sports Collectibles solely through the auction facilities or media of the Company or other member companies of the CUI Group.

                  (c) The time that Executive's devotes to the management and conduct of the SSC Business shall not unduly interfere with the performance of Executive's duties to the Company under this Agreement.

         3. Terms with initial capital letters contained in this Exhibit A shall have the meanings given to them in the Employment Agreement unless such terms are otherwise defined herein or by reference to a definition contained in another agreement to which the Company or CUI and Executive are parties.


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